UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

May 22, 2012

Date of Report (Date of earliest event reported)

QNB Corp.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-17706	23-2318082
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

15 North Third Street, Quakertown, PA	18951-9005
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (215) 538-5600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 22, 2012, Thomas J. Bisko, Chief Executive Officer of QNB Corp. and QNB Bank, announced his intention to retire as an officer and employee of both QNB Corp. and QNB Bank effective December 31, 2012. In connection with Mr. Bisko’s planned retirement, the existing employment agreement, dated September 2, 1986, between Mr. Bisko and QNB Corp. has been amended to provide that the agreement will terminate on December 31, 2012 to coincide with Mr. Bisko’s retirement date. Mr. Bisko will continue service as a director of both QNB Corp. and QNB Bank following his retirement as an officer and employee. David W. Freeman, current President and Chief Operating Officer of QNB Corp. and QNB Bank will succeed Mr. Bisko as Chief Executive Officer upon his retirement.

Item 5.07 Submission of Matters to a Vote of Security Holders

On May 22, 2012, QNB Corp. (the “Company”) held its Annual Meeting of Shareholders for which the Board of Directors solicited proxies. At the Annual Meeting, the shareholders of the Company voted on the following proposals stated in the Proxy Statement dated April 16, 2012.

The proposals voted on and approved by the shareholders of the Company at the Annual Meeting were as follows:

Proposal No. 1. The Company’s shareholders elected three Class III Director nominees to the Board of Directors as set forth below:

Nominee	For	Withheld	Broker Non-Votes
Thomas J. Bisko	2,245,791	7,124	469,572
Dennis Helf	2,242,247	10,698	469,572
G. Arden Link	2,195,526	57,419	469,572

Proposal No. 2. The Company’s shareholders ratified the appointment of ParenteBeard LLC, of Allentown, Pennsylvania, as the independent registered public accounting firm for 2012 as set forth below:

For	Against	Abstain
2,659,899	1,171	6,178

Item 9.01 Financial Statements and Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Letter Agreement, dated May 22, 2012, relating to retirement of Thomas J. Bisko

99.1	Press Release, dated May 22, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QNB Corp.

Dated: May 22, 2012	By:	/s/ David W. Freeman
David W. Freeman President